Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File Nos. 333-13784 and 333-139512) of our report dated January 15, 2008, with respect to the consolidated balance sheet of Microwave Networks Solutions, Inc. as of December 31, 2007 and the related statement of operations and retained earnings and cash flows for each of the two years in the two year period ended December 31, 2007, which report is included in the Annual Report of Elbit Systems Ltd. on Form 20-F for the year ended December 31, 2009.

By:	/s/ Hoberman, Miller, Goldstein & Lesser, CPA’s, P.C.
Hoberman, Miller, Goldstein & Lesser, CPA’s, P.C.

New York, New York

March 7, 2010